Exhibit 99

               Family Dollar Announces Authorization to
             Purchase Five Million Shares of Common Stock

    MATTHEWS, N.C.--(BUSINESS WIRE)--June 19, 2007--Family Dollar Stores, Inc. (NYSE: FDO) announced that the Company's Board of Directors has authorized the Company to purchase from time to time, as market conditions warrant, an additional five million shares of the Company's common stock. The purchases could be made in the open market, in private transactions, or otherwise. The Company intends to fund the stock repurchase with cash from operations.

    This authorization continues the Company's share repurchase program that began in October 2002. During the current fiscal year ending September 1, 2007, the Company has purchased in the open market approximately 5.0 million shares of the Company's common stock at a cost of about $165.0 million, leaving approximately 1.1 million shares authorized to be purchased under previous authorizations.

    About Family Dollar

    With more than 6,300 stores in a 44-state area ranging northwest to Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.

    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, Divisional Vice President
             704-849-7496
             http://www.familydollar.com